Exhibit 99.1

Press Release

Contacts:	Media:	Analysts:
	Kevin Heine	Steve Lackey
	+1 212-635-1590	+1 212-635-1578
	kevin.heine@bnymellon.com	steve.lackey@bnymellon.com

The Bank of New York Mellon Provides Support to Its Clients

Support Agreements Will Be Created for Investors

in Funds Impacted by Lehman Bankruptcy

Company Expects After-Tax Charge of Approximately $425 Million in Third Quarter

NEW YORK, September 24, 2008 – The Bank of New York Mellon Corporation (NYSE: BK) said today that as a result of recent market events, it will provide support to clients invested in money market mutual funds, cash sweep funds and similar collective funds impacted by the Lehman Brothers bankruptcy filing.

In this action taken on behalf of its clients, the Company will be issuing support agreements related to five commingled cash funds used primarily for overnight custody cash sweeps and one fund used for the reinvestment of cash collateral within the Company’s securities lending business. In addition, the Company issued support agreements for four Dreyfus money market mutual funds that were previously disclosed on September 17, 2008. The support agreements are designed to enable these funds with Lehman holdings to continue to operate at a stable share price of $1.00.

The Company expects to incur an after-tax charge of approximately $425 million in the third quarter. This charge includes additional costs associated with previously disclosed capital support agreements that were outstanding at the end of the second quarter.

“These actions will provide support to our clients and, given our size and industry leadership, will hopefully contribute to greater stability in the overall market,” said Robert P. Kelly, chairman and chief executive officer. “We have helped clients navigate through all market conditions for more than 200 years, and we have the financial strength to support them now in the face of unprecedented market turmoil. While we are disappointed that the cost of these actions will impact our quarterly results, we feel this is an important investment in our client relationships. We expect to remain profitable in the third quarter and are well-positioned to continue serving our clients and aggressively growing our global franchise.”

Support is being provided to investors in the following funds:

•

DF Temporary Investment Fund, EB SMAM Short Term Investment Fund, EB Temporary Investment Fund, EB Daily Liquidity Money Market Fund and The Pooled Employee Daily Liquidity Fund, all of which are commingled cash funds used primarily for overnight custody cash sweeps;

•	The BNY Mellon Institutional Cash Reserve Fund, a fund used for the reinvestment of cash collateral within the company’s securities lending business;

•

Dreyfus Liquid Assets Inc., Dreyfus BASIC Money Market Fund Inc., Dreyfus Worldwide Dollar Money Market Fund, Inc., and Dreyfus Cash Management Plus, Inc., all of which are money market funds with support agreements that were previously disclosed.

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During the recent period of market turmoil, the Company’s balance sheet has seen a significant increase in client deposits, reflecting a flight to quality. This has increased the Company’s percentage of liquid assets to total assets to above 50 percent. The Company expects to end the quarter with a Tier 1 capital ratio of approximately 9 percent and an average tangible capital ratio in excess of 4 percent.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $23 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $12 trillion in outstanding debt. Additional information is available at bnymellon.com.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, statements with respect to the Company’s expectations relating to the after-tax charge, profitability, expected capital ratios and positioning with respect to continued growth and service to its clients in the third quarter of 2008. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the risk factors and other uncertainties set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements in this press release speak only as of September 24, 2008 and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.